Exhibit 99.B(d)(34)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Fred Alger Management, LLC (f.k.a. Fred Alger Management, Inc.)

As of December 5, 2018, as amended July 1, 2024

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Large Cap Fund

[REDACTED]

SEI Investments Management Corporation		Fred Alger Management, LLC

By:	/s/ James Smigiel	By:	/s/ Tina Payne

Name:	James Smigiel	Name:	Tina Payne

Title:	Chief Investment Officer	Title:	SVP, General Counsel